UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CME GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following additional information was made available to certain CME Group Inc. shareholders on May 27, 2011.

The following chart depicts the information set forth in the Company’s Proxy Statement on page 38, with the exclusion of any unrealized pay:

Included within Mr. Donohue’s 2010 realized compensation is $6.1 million of gain realized from the exercise of 21,000 options. Of the 21,000 options exercised, 16,000 were scheduled to expire in May 2011. Additionally, in connection with the exercise of 6,500 of the options, Mr. Donohue exercised and held the shares acquired upon the exercise and satisfied the tax withholding obligations and exercise price by paying approximately $900,000 in cash. As a result, Mr. Donohue’s beneficial ownership increased to 33,234 shares with a market value of approximately $9 million, based on the closing price of $284.11.

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on June 8, 2011. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.